Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record Second Quarter 2021 Performance

Warsaw, Indiana (July 26, 2021) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record quarterly net income of $24.3 million for the three months ended June 30, 2021, an increase of 24% versus $19.7 million for the second quarter of 2020. Diluted earnings per share increased 23% to $0.95 for the second quarter of 2021, versus $0.77 for the second quarter of 2020. On a linked quarter basis, net income increased $1.4 million, or 6%, from the first quarter of 2021, in which the company had net income of $23.0 million, or $0.90, diluted earnings per share. Pretax pre-provision earnings1 were $28.4 million for the second quarter of 2021, a decrease of 4%, or $1.3 million, from $29.6 million for the second quarter of 2020. On a linked quarter basis, pretax pre-provision earnings decreased 4%, or $1.1 million, from $29.5 million for the first quarter of 2021.

The company further reported record net income of $47.3 million for the six months ended June 30, 2021 versus $37.0 million for the comparable period of 2020, an increase of 28%. Diluted earnings per share also increased 28% to $1.85 for the six months ended June 30, 2021 versus $1.44 for the comparable period of 2020. Pretax pre-provision earnings1 were $57.8 million for the six months ended June 30, 2021, versus $57.2 million for the comparable period of 2020, an increase of 1%, or $0.7 million.

David M. Findlay, President and Chief Executive Officer commented, “We are very pleased with our strong performance in 2021 under challenging conditions. Our record net income for the quarter and first six months of the year reflects strong organic loan and deposit growth, exceptional management of the Paycheck Protection Program and prudent overall balance sheet management. As we transition to the second half of 2021, we look forward to expanding our business development efforts and focusing on growing relationships with clients and prospects.”

Financial Performance – Second Quarter 2021

Second Quarter 2021 versus Second Quarter 2020 highlights:

•Return on average equity of 14.71%, compared to 12.92%
•Return on average assets of 1.58%, compared to 1.45%
•Organic loan growth, excluding PPP loans, of $223.6 million, or 6%
•Core deposit growth of $769.3 million, or 17%
◦Noninterest bearing demand deposit account growth of $317.1 million, or 22%
•Net interest income increase of $4.1 million, or 10%
•Net interest margin of 3.01% compared to 3.10%
•Noninterest income increase of $171,000, or 2%
•Revenue growth of $4.3 million, or 8%
•Noninterest expense increase of $5.6 million, or 26%
•Recovery of a $1.7 million loan charged off in 2009, resulting in $1.7 million reverse provision compared to provision expense of $5.5 million, a decrease of $7.2 million
•Dividend per share increase of 13% to $0.34 from $0.30
•Average total equity increase of $51.7 million, or 8%
•Total risk-based capital ratio improved to 15.04% compared to 14.93%
•Tangible capital ratio of 10.81% compared to 11.35%

1Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”
2Beginning January 1, 2021 calculation is based on the Current Expected Credit Loss methodology (CECL). Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Second Quarter 2021 versus First Quarter 2021 highlights:

•Return on average equity of 14.71%, compared to 14.27%
•Return on average assets of 1.58% for both periods
•Organic loan growth, excluding PPP loans, of $81.6 million, or 2%
•Core deposit growth of $164.7 million, or 3%
◦Noninterest bearing demand deposit account growth of $138.9 million, or 9%
•Net interest income decrease of $18,000
•Net interest margin of 3.01% compared to 3.19%
•Noninterest income decrease of $1.2 million, or 10%
•Recovery of a $1.7 million loan charged off in 2009, resulting in $1.7 million reverse provision compared to provision expense of $1.5 million, a decrease of $3.2 million
•Decrease in watch list loans of $10.8 million, or 4% decline
•Noninterest expense decrease of $98,000
•Average total equity increase of $10.7 million, or 2%
•Total risk-based capital declined to 15.04% compared to 15.20%
•Tangible capital ratio was 10.81% compared to 10.77%

As announced on July 13, 2021, the board of directors approved a cash dividend for the second quarter of $0.34 per share, payable on August 5, 2021, to shareholders of record as of July 25, 2021. The second quarter dividend per share of $0.34 is unchanged from the dividend per share paid for the first quarter of 2021 and reflects a 13% increase from the dividend rate a year ago.

On April 13, 2021, the company’s board of directors reauthorized and extended the share repurchase program through April 30, 2023. Under the program the company is authorized to repurchase, from time to time as the company deems appropriate, shares of the company’s common stock with an aggregate purchase price of up to $30 million. No shares were repurchased under the plan during 2021. Under the program, the company repurchased 289,101 shares, with an average purchase price of $34.66, during the first quarter of 2020.

Average total loans for the second quarter of 2021 were $4.49 billion, an increase of $27.3 million, or 1%, versus $4.46 billion for the second quarter 2020. Average PPP loans were $348.0 million during the second quarter 2021. Excluding PPP loans, average loans were $4.14 billion compared to $4.00 billion for the second quarter of 2020, an increase of $137.0 million, or 3%. On a linked quarter basis, average loans excluding PPP loans decreased by $24.8 million, or 1%. Average total loans including PPP loans decreased $79.5 million, or 2%, from $4.57 billion for the first quarter of 2021.

Total loans, excluding PPP loans, increased by $223.6 million, or 6%, as of June 30, 2021 as compared to June 30, 2020. On a linked quarter basis, total loans excluding PPP loans were $4.16 billion as of June 30, 2021, an increase of $81.6 million, or 2%, as compared to the first quarter of 2021. Total loans outstanding, including PPP loans, decreased by $136.8 million, or 3%, from $4.49 billion as of June 30, 2020 to $4.35 billion as of June 30, 2021. PPP loans outstanding were $194.2 million as of June 30, 2021, which reflects PPP forgiveness and repayments of $535.2 million since the program's inception.

Findlay stated, “We are pleased to report substantial progress in PPP forgiveness application approvals during the quarter with $228.1 million, or approximately 578 loans, forgiven during the quarter. Approximately 95% of our round one PPP loans have been forgiven by the SBA and 29% of our round two PPP loans have been forgiven as of July 20, 2021. Our lenders look forward to shifting their focus to organic loan growth opportunities in our Lake City Bank footprint. The loan pipeline is healthy and we are optimistic about future loan growth potential.”

1Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”
2Beginning January 1, 2021 calculation is based on the Current Expected Credit Loss methodology (CECL). Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Average total deposits were $5.39 billion for the second quarter of 2021, an increase of $690.4 million, or 15%, versus $4.70 billion for the second quarter of 2020. On a linked quarter basis, average total deposits increased by $280.2 million, or 5%. Total deposits increased $751.2 million, or 16%, from $4.64 billion as of June 30, 2020 to $5.39 billion as of June 30, 2021. On a linked quarter basis, total deposits increased by $164.7 million, or 3%, from $5.23 billion as of March 31, 2021.

Core deposits, which exclude brokered deposits, increased by $769.3 million, or 17%, from $4.62 billion at June 30, 2020 to $5.38 billion at June 30, 2021. This increase was due to growth in commercial deposits of $338.9 million, or 19%; growth in retail deposits of $258.1 million, or 15%; and growth in public fund deposits of $172.4 million, or 16%. On a linked quarter basis, core deposits increased by $164.7 million, or 3%, at June 30, 2021 as compared to March 31, 2021. The linked quarter growth resulted from commercial deposit growth of $114.4 million, a 6% increase; public fund growth of $71.2 million, a 6% increase; and retail contraction of $20.9 million, a 1% decrease. PPP loan forgiveness and the first round of stimulus payments to municipalities contributed to the increase in deposits during the second quarter.

Investment securities were $1.1 billion at June 30, 2021, reflecting an increase of $491.3 million, or 78%, as compared to $632.9 million at June 30, 2020. Investment securities increased $283.8 million, or 34%, on a linked quarter basis. Investment securities represent 18% of total assets compared to 12% on June 30, 2020 and 14% on March 31, 2021. The increase in investment securities reflects the deployment of excess liquidity resulting from deposit increases that resulted from PPP and economic stimulus.

Findlay added, “We have deployed $600 million in excess liquidity to our investment securities portfolio since late 2020 in response to the surge in deposit balances that began in 2020 and has continued into 2021. The unprecedented liquidity of our balance sheet has presented some unique challenges and we have judiciously allocated a portion of that liquidity to the investment portfolio without significant impact to our asset sensitive balance sheet. Our commercial line utilization has improved from 39% in March 2021 to 41% in July, however it is considerably lower than in previous years. During the past eight years, we have averaged 49% commercial line utilization, so the trends in 2020 and 2021 have clearly been created by the impact on our clients of the governmental programs designed to strengthen and stabilize the economy.”

The company’s net interest margin decreased 9 basis points to 3.01% for the second quarter of 2021 compared to 3.10% for the second quarter of 2020. The lower margin in the second quarter of 2021 as compared to the prior year period was due to lower yields on loans and securities, partially offset by a lower cost of funds. As a result of the excess liquidity on the company's balance sheet, the mix of earning assets included lower earning assets consisting of balances at the Federal Reserve Bank and the investment securities portfolio. The decline in earning asset yields, and thereby net interest margin, resulted from the Federal Reserve Bank decreases in the target Federal Funds Rate by 150 basis points during the first quarter of 2020, which brought the Federal Funds Rate back to the zero-bound range of 0.00% to 0.25%. Second quarter loan yields were impacted by the lower yield on the PPP loan portfolio, offset by fees earned as a result of PPP loan forgiveness.

The company’s net interest margin excluding PPP loans1 was 6 basis points lower at 2.95% for the second quarter of 2021 compared to actual net interest margin of 3.01%, and reflects a 22 basis point decline from net interest margin excluding PPP loans of 3.17% in the second quarter of 2020. Linked quarter net interest margin excluding PPP loans decreased by 11 basis points compared to 3.06% for the first quarter of 2021 due to declining earning asset yields and excess liquidity on the balance sheet. Cost of funds decreased to a historical low of 0.27% for the three-month period ended June 30, 2021 from 0.56% at June 30, 2020 and 0.31% on a linked quarter basis.

Net interest income increased by $4.1 million, or 10%, for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. On a linked quarter basis, net interest income decreased $18,000 from the first quarter of 2021. PPP loan income was $3.7 million for the three months ended June 30, 2021, compared to $5.2 million during the first quarter of 2021. Net interest income increased by $9.0 million, or 11%, for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 due primarily to a decrease in interest expense of $10.6 million and an increase in investment securities income of $1.5 million, offset by a $3.1 million decline in loan interest income.

1Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”
2Beginning January 1, 2021 calculation is based on the Current Expected Credit Loss methodology (CECL). Prior to January 1, 2021 calculation was based on the incurred loss methodology.

The company adopted CECL during the first quarter of 2021, effective January 1, 2021. The day one impact of adoption was an increase in the allowance for credit losses2 of $9.1 million, with an offset, net of taxes, to beginning stockholders’ equity. The company recorded a provision for credit losses2 reversal of $1.7 million in the second quarter of 2021, compared to $5.5 million provision expense in the second quarter of 2020, a decrease of $7.2 million. On a linked quarter basis, the provision2 decreased by $3.2 million from expense of $1.5 million in the first quarter of 2021. The provision reversal in the second quarter of 2021 was driven primarily by a one-time recovery of $1.7 million from a commercial loan relationship that had been partially charged off in 2009. The company’s credit loss reserve to total loans2 was 1.65% at June 30, 2021 versus 1.31% at June 30, 2020 and 1.61% at March 31, 2021. The company’s credit loss reserve2 to total loans excluding PPP loans1 was 1.72% at June 30, 2021 versus 1.50% at June 30, 2020 and 1.76% at March 31, 2021. PPP loans are guaranteed by the United States Small Business Administration (SBA) and have not been allocated for within the allowance for credit losses2.

“The $1.7 million recovery recorded during the second quarter is a testament to our long-standing approach to working with our borrowers when they encounter challenges. We prudently charged off the loan 12 years ago but continued to do business with the borrower and maintained a meaningful relationship. As a result, the bank was able to work with the borrower to secure this recovery,” commented Findlay.

Net recoveries in the second quarter of 2021 were $1.6 million versus net charge offs of $90,000 in the second quarter of 2020 and net charge offs of $91,000 during the linked first quarter of 2021. Annualized net charge offs (recoveries) to average loans were (0.14%) for the second quarter of 2021 versus 0.01% for the second quarter of 2020, and 0.01% for the linked first quarter of 2021.

Nonperforming assets decreased $3.3 million, or 22%, to $11.8 million as of June 30, 2021 versus $15.1 million as of June 30, 2020. On a linked quarter basis, nonperforming assets decreased $383,000, or 3%, versus the $12.2 million reported as of March 31, 2021. The ratio of nonperforming assets to total assets at June 30, 2021 decreased to 0.19% from 0.28% at June 30, 2020 and decreased from 0.20% at March 31, 2021 on a linked quarter basis. Total individually analyzed and watch list loans increased by $57.1 million, or 31%, to $241.3 million at June 30, 2021 versus $184.2 million as of June 30, 2020. On a linked quarter basis, total individually analyzed and watch list loans decreased by $9.9 million, or 4%, from $251.2 million at March 31, 2021. The decrease in total individually analyzed and watch list loans was due primarily to a decrease in non-individually analyzed watch list credits. Individually analyzed watch list loans decreased by $4.7 million, or 20%, to $19.3 million at June 30, 2021 versus $24.0 million at June 30, 2020. On a linked quarter basis, individually analyzed watch list loans decreased by $872,000, or 4%, from $20.1 million at March 31, 2021.

The company’s noninterest income increased $171,000, or 2%, to $11.3 million for the second quarter of 2021, compared to $11.2 million for the second quarter of 2020. Noninterest income was positively impacted by elevated wealth and investment brokerage fees which increased by $538,000, or 25%, for these comparable periods. In addition, service charges on deposit accounts were up $332,000, or 15%, and loan and service fees were up $617,000, or 25%, for these comparable periods due to an increase in economic activity within the company's operating footprint. Offsetting these increases were decreases of $804,000, or 61%, in interest rate swap fee income and $939,000, or 69%, in mortgage banking income. Both interest rate swap arrangements and mortgage banking have seen a decrease in demand during the second quarter of 2021 compared to the second quarter of 2020, and the carrying value of mortgage service rights has been impacted by increased prepayment speeds due to the current rate environment and appreciating single-home values.

Noninterest income decreased by $1.2 million, or 10%, on a linked quarter from $12.6 million. The linked quarter decrease resulted primarily from a decrease in net securities gains of $709,000 and mortgage banking income of $958,000. Offsetting these decreases was a $256,000 increase in interest rate swap fee income during the quarter.

1Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”
2Beginning January 1, 2021 calculation is based on the Current Expected Credit Loss methodology (CECL). Prior to January 1, 2021 calculation was based on the incurred loss methodology.

The company’s noninterest expense increased $5.6 million, or 26%, to $26.6 million in the second quarter of 2021, compared to $21.1 million in the second quarter of 2020. Salaries and employee benefits increased $4.3 million, or 38%, driven by higher performance-based incentive compensation expense and higher employee health insurance expense. Professional fees increased $786,000, or 75%, driven by expenses related to the company's implementation of Lake City Bank Digital, an innovative digital banking platform, in the first quarter of 2021, as well as an increase in legal and regulatory expense. Data processing fees increased $375,000, or 13%, driven by the company’s continued investment in customer focused, technology-based solutions, such as the online PPP origination and forgiveness platform, and ongoing cybersecurity and data management enhancements.

On a linked quarter basis, noninterest expense decreased by $98,000 to $26.6 million. Salaries and employee benefits increased by $1.4 million, or 10%, driven by higher performance-based incentive compensation expense. Offsetting this increase was a planned seasonal decrease of $311,000 in advertising spending and a reduction in equipment costs of $127,000. In addition, the company made a $500,000 contribution to its foundation in the first quarter that did not repeat in the second quarter of 2021.

The company’s efficiency ratio was 48.5% for the second quarter of 2021, compared to 41.6% for the second quarter of 2020 and 47.6% for the linked first quarter of 2021. The company's efficiency ratio was 48.0% for the six months ended June 30, 2021 compared to 43.0% in the prior period.

Active Management of Credit Risk

The company’s Commercial Banking and Credit Administration leadership continues to review and refine the list of industries that the company believes are most likely to be materially impacted by the potential economic impact resulting from the COVID-19 pandemic. The current assessment of impacted industries has narrowed from year end 2020 and includes only one industry, hotel and accommodation, as compared to the initial list of ten potentially affected industries disclosed in the company’s earnings release for the first quarter of 2020. The hotel and accommodation industry represents approximately 2.3%, or $96 million, of the company’s total loan portfolio. The original ten industries represented a peak of $765 million, or 18.7%, as of March 31, 2020, excluding PPP loans.

Findlay noted, “Asset quality metrics have continued to improve during 2021 on nearly every front, and we are cautiously optimistic about overall trends in asset quality. While our borrowers continue to experience supply chain issues and an increase in cost of goods sold, they are generally working through these issues effectively.”

The company’s commercial loan portfolio is highly diversified, and no industry sector represents more than 8% of the bank’s loan portfolio, net of PPP, as of June 30, 2021. Agri-business and agricultural loans, along with healthcare loans, represented the highest specific industry concentrations, at 8% of total loans in both cases. The company’s Commercial Banking and Credit Administration teams continue to actively work with customers to understand their business challenges and credit needs during this time.

COVID-19 Related Loan Deferrals

Loan deferrals peaked on June 17, 2020, at $737 million, which represented 16% of the total loan portfolio. As of June 30, 2021, total deferrals attributable to COVID-19 were $37 million, representing eight borrowers, or 1% of the total loan portfolio. Total deferrals as of July 20, 2021 represented a decline in deferral balances of 96% from peak levels. Of the $28 million, four were commercial loan borrowers representing $28 million in loans, or 1% of total commercial loans, and there were no retail loan deferrals. All COVID-19 related loan deferrals remain on accrual status, as each deferral is evaluated individually, and management has determined that all contractual cashflows are collectable at this time.

As of July 20, 2021, of the total commercial deferrals attributed to COVID-19, $8 million represented a first deferral action, $250,000 represented a second deferral action and $20 million represented a third deferral action. In accordance with Section 4013 of the CARES Act, these deferrals were not considered to be troubled debt restructurings. This provision was extended to January 1, 2022 under the Consolidated Appropriations Act, 2021. The third deferral actions, which are comprised of two borrowers, have been classified as watchlist credits and are adequately reserved for in the allowance for credit losses as of June 30, 2021.

The company’s retail loan portfolio is comprised of 1-4 family mortgage loans, home equity lines of credit and other direct and indirect installment loans. A third-party vendor manages the company’s retail and commercial credit card program and the company does not have any balance sheet exposure with respect to this program except for nominal recourse on limited commercial card accounts.

Paycheck Protection Program

During the first and second quarter of 2021, the company funded PPP loans totaling $165.1 million for its customers through the second round of the PPP program. In addition, the bank has continued processing forgiveness applications for PPP loans made during the first and second rounds of the PPP program. As of June 30, 2021, Lake City Bank had $194.2 million in PPP loans outstanding, net of deferred fees, consisting of $40.7 million from PPP round one and $153.5 million from PPP round two. Most of the PPP loans are for existing customers and 55% of the number of PPP loans originated are for amounts less than $50,000. As of June 30, 2021, the SBA has approved forgiveness for $513.6 million in PPP loans originated during round one and $5.7 million in PPP loans originated during round two. The company has submitted forgiveness applications on behalf of customers in the amount of $15.2 million for PPP round one and $1.7 million for PPP round two that are awaiting SBA approval.

	June 30, 2021
	Originated		Forgiven		Outstanding (1)
	Number	Amount	Number	Amount	Number	Amount
PPP Round 1	2,409	$570,500	2,256	$513,626	133	$40,746
PPP Round 2	1,192	165,142	180	5,746	1,012	153,466
Total	3,601	$735,642	2,436	$519,372	1,145	$194,212

(1)Outstanding balance includes deferred loan origination fees, net of costs, and any loans repaid by borrowers.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pretax pre-provision earnings. A reconciliation of these and other non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of the COVID-19 pandemic, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
SECOND QUARTER 2021 FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
(Unaudited – Dollars in thousands, except per share data)	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
END OF PERIOD BALANCES	2021	2021	2020	2021	2020
Assets	$6,232,914	$6,016,642	$5,441,092	$6,232,914	$5,441,092
Deposits	5,394,664	5,229,970	4,643,427	5,394,664	4,643,427
Brokered Deposits	10,004	10,003	28,052	10,004	28,052
Core Deposits (1)	5,384,660	5,219,967	4,615,375	5,384,660	4,615,375
Loans	4,353,709	4,474,631	4,490,532	4,353,709	4,490,532
Paycheck Protection Program (PPP) Loans	194,212	396,723	554,636	194,212	554,636
Allowance for Credit Losses (2)	71,713	71,844	59,019	71,713	59,019
Total Equity	677,471	651,668	620,892	677,471	620,892
Goodwill net of deferred tax assets	3,794	3,794	3,789	3,794	3,789
Tangible Common Equity (3)	673,677	647,874	617,103	673,677	617,103
AVERAGE BALANCES
Total Assets	$6,171,427	$5,887,361	$5,454,608	$6,030,178	$5,210,873
Earning Assets	5,924,801	5,638,202	5,212,985	5,782,293	4,975,358
Investments - available-for-sale	955,242	772,247	621,134	864,250	620,005
Loans	4,487,683	4,567,226	4,460,411	4,527,234	4,259,792
Paycheck Protection Program (PPP) Loans	348,026	402,730	457,757	375,226	228,878
Total Deposits	5,387,185	5,107,019	4,696,832	5,247,878	4,450,463
Interest Bearing Deposits	3,753,499	3,540,974	3,335,189	3,647,826	3,273,815
Interest Bearing Liabilities	3,828,499	3,617,491	3,421,041	3,723,580	3,373,027
Total Equity	663,993	653,329	612,313	658,690	608,293
INCOME STATEMENT DATA
Net Interest Income	$43,661	$43,679	$39,528	$87,340	$78,382
Net Interest Income-Fully Tax Equivalent	44,452	44,366	40,124	88,818	79,567
Provision for Credit Losses (2)	(1,700)	1,477	5,500	(223)	12,100
Noninterest Income	11,340	12,557	11,169	23,897	21,946
Noninterest Expense	26,648	26,746	21,079	53,394	43,168
Net Income	24,348	22,983	19,670	47,331	36,969
Pretax Pre-Provision Earnings (3)	28,353	29,490	29,618	57,843	57,160
PER SHARE DATA
Basic Net Income Per Common Share	$0.96	$0.90	$0.77	$1.86	$1.45
Diluted Net Income Per Common Share	0.95	0.90	0.77	1.85	1.44
Cash Dividends Declared Per Common Share	0.34	0.34	0.30	0.68	0.60
Dividend Payout	35.79%	37.78%	38.96%	36.76%	41.67%
Book Value Per Common Share (equity per share issued)	26.59	25.58	24.43	26.59	24.43
Tangible Book Value Per Common Share (3)	26.45	25.43	24.28	26.45	24.28
Market Value – High	70.25	77.05	47.49	77.05	49.85
Market Value – Low	57.02	53.03	33.92	53.03	30.49
Basic Weighted Average Common Shares Outstanding	25,473,497	25,457,659	25,412,014	25,465,621	25,517,499
Diluted Weighted Average Common Shares Outstanding	25,602,063	25,550,111	25,469,680	25,596,843	25,594,959
KEY RATIOS
Return on Average Assets	1.58%	1.58%	1.45%	1.58%	1.43%
Return on Average Total Equity	14.71	14.27	12.92	14.49	12.22
Average Equity to Average Assets	10.76	11.10	11.23	10.92	11.67
Net Interest Margin	3.01	3.19	3.10	3.10	3.22
Net Interest Margin, Excluding PPP Loans (3)	2.95	3.06	3.17	3.00	3.25
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	48.45	47.56	41.58	48.00	43.03
Tier 1 Leverage (4)	10.59	10.79	10.84	10.59	10.84
Tier 1 Risk-Based Capital (4)	13.79	13.95	13.68	13.79	13.68
Common Equity Tier 1 (CET1) (4)	13.79	13.95	13.68	13.79	13.68
Total Capital (4)	15.04	15.20	14.93	15.04	14.93
Tangible Capital (3) (4)	10.81	10.77	11.35	10.81	11.35
ASSET QUALITY
Loans Past Due 30 - 89 Days	$673	$739	$683	$673	$683
Loans Past Due 90 Days or More	18	18	19	18	19
Non-accrual Loans	10,709	11,707	14,779	10,709	14,779
Nonperforming Loans (includes nonperforming TDRs)	10,727	11,725	14,798	10,727	14,798
Other Real Estate Owned	1,079	447	316	1,079	316
Other Nonperforming Assets	0	17	0	0	0
Total Nonperforming Assets	11,806	12,189	15,114	11,806	15,114
Performing Troubled Debt Restructurings	5,040	5,111	5,772	5,040	5,772
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	5,938	6,508	7,582	5,938	7,582
Total Troubled Debt Restructurings	10,978	11,619	13,354	10,978	13,354
Individually Analyzed Loans	19,277	20,149	23,987	19,277	23,987
Non-Individually Analyzed Watch List Loans	241,265	251,183	184,203	241,265	184,203
Total Individually Analyzed and Watch List Loans	260,542	271,332	208,190	260,542	208,190
Gross Charge Offs	267	236	411	503	4,260
Recoveries	1,836	145	321	1,981	527
Net Charge Offs/(Recoveries)	(1,569)	91	90	(1,478)	3,733
Net Charge Offs/(Recoveries) to Average Loans	(0.14%)	0.01%	0.01%	(0.07%)	0.18%
Credit Loss Reserve to Loans (2)	1.65%	1.61%	1.31%	1.65%	1.31%
Credit Loss Reserve to Loans, Excluding PPP Loans (2) (3)	1.72%	1.76%	1.50%	1.72%	1.50%
Credit Loss Reserve to Nonperforming Loans (2)	668.51%	612.70%	398.83%	668.51%	398.83%
Credit Loss Reserve to Nonperforming Loans and Performing TDRs (2)	454.82%	426.70%	286.92%	454.82%	286.92%
Nonperforming Loans to Loans	0.25%	0.26%	0.33%	0.25%	0.33%
Nonperforming Assets to Assets	0.19%	0.20%	0.28%	0.19%	0.28%
Total Individually Analyzed and Watch List Loans to Total Loans	5.98%	6.06%	4.64%	5.98%	4.64%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans (3)	6.26%	6.65%	5.29%	6.26%	5.29%
OTHER DATA
Full Time Equivalent Employees	600	587	574	600	574
Offices	50	50	50	50	50

(1)Core deposits equals deposits less brokered deposits
(2)Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.
(3)Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"
(4)Capital ratios for June 30, 2021 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Cash and due from banks	$57,412	$74,457
Short-term investments	515,398	175,470
Total cash and cash equivalents	572,810	249,927

Securities available-for-sale (carried at fair value)	1,124,235	734,845
Real estate mortgage loans held-for-sale	7,005	11,218

Loans, net of allowance for credit losses* of $71,713 and $61,408	4,281,996	4,587,748

Land, premises and equipment, net	59,539	59,298
Bank owned life insurance	96,921	95,227
Federal Reserve and Federal Home Loan Bank stock	13,772	13,772
Accrued interest receivable	17,056	18,761
Goodwill	4,970	4,970
Other assets	54,610	54,669
Total assets	$6,232,914	$5,830,435

LIABILITIES
Noninterest bearing deposits	$1,743,000	$1,538,331
Interest bearing deposits	3,651,664	3,498,474
Total deposits	5,394,664	5,036,805

Borrowings
Federal Home Loan Bank advances	75,000	75,000
Miscellaneous borrowings	0	10,500
Total borrowings	75,000	85,500

Accrued interest payable	3,871	5,959
Other liabilities	81,908	44,987
Total liabilities	5,555,443	5,173,251

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,762,538 shares issued and 25,289,966 outstanding as of June 30, 2021
25,713,408 shares issued and 25,239,748 outstanding as of December 31, 2020	117,796	114,927
Retained earnings	552,063	529,005
Accumulated other comprehensive income	22,271	27,744
Treasury stock at cost (472,572 shares as of June 30, 2021, 473,660 shares as of December 31, 2020)	(14,748)	(14,581)
Total stockholders’ equity	677,382	657,095
Noncontrolling interest	89	89
Total equity	677,471	657,184
Total liabilities and equity	$6,232,914	$5,830,435

*Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
NET INTEREST INCOME
Interest and fees on loans
Taxable	$42,342	$42,649	$85,803	$88,703
Tax exempt	101	216	205	438
Interest and dividends on securities
Taxable	2,177	1,869	4,012	3,842
Tax exempt	2,870	2,033	5,359	4,039
Other interest income	135	64	223	248
Total interest income	47,625	46,831	95,602	97,270

Interest on deposits	3,890	7,184	8,108	18,383
Interest on borrowings
Short-term	0	45	7	407
Long-term	74	74	147	98
Total interest expense	3,964	7,303	8,262	18,888

NET INTEREST INCOME	43,661	39,528	87,340	78,382

Provision for credit losses*	(1,700)	5,500	(223)	12,100

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	45,361	34,028	87,563	66,282

NONINTEREST INCOME
Wealth advisory fees	2,078	1,805	4,256	3,664
Investment brokerage fees	575	310	1,039	727
Service charges on deposit accounts	2,521	2,189	5,012	4,961
Loan and service fees	3,042	2,425	5,818	4,833
Merchant card fee income	766	594	1,388	1,263
Bank owned life insurance income	705	836	1,461	544
Interest rate swap fee income	505	1,309	754	1,962
Mortgage banking income	415	1,354	1,788	1,940
Net securities gains	44	49	797	49
Other income	689	298	1,584	2,003
Total noninterest income	11,340	11,169	23,897	21,946

NONINTEREST EXPENSE
Salaries and employee benefits	15,762	11,424	30,147	22,990
Net occupancy expense	1,427	1,545	2,930	2,932
Equipment costs	1,318	1,430	2,763	2,847
Data processing fees and supplies	3,204	2,829	6,523	5,711
Corporate and business development	699	627	2,208	1,738
FDIC insurance and other regulatory fees	495	403	959	670
Professional fees	1,839	1,053	3,716	2,200
Other expense	1,904	1,768	4,148	4,080
Total noninterest expense	26,648	21,079	53,394	43,168

INCOME BEFORE INCOME TAX EXPENSE	30,053	24,118	58,066	45,060
Income tax expense	5,705	4,448	10,735	8,091
NET INCOME	$24,348	$19,670	$47,331	$36,969

BASIC WEIGHTED AVERAGE COMMON SHARES	25,473,497	25,412,014	25,465,621	25,517,499

BASIC EARNINGS PER COMMON SHARE	$0.96	$0.77	$1.86	$1.45

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,602,063	25,469,680	25,596,843	25,594,959

DILUTED EARNINGS PER COMMON SHARE	$0.95	$0.77	$1.85	$1.44

*Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	June 30, 2021		March 31, 2021		June 30, 2020
Commercial and industrial loans:
Working capital lines of credit loans	$616,401	14.1%	$574,659	12.8%	$568,621	12.6%
Non-working capital loans	886,284	20.3	1,101,805	24.6	1,238,556	27.5
Total commercial and industrial loans	1,502,685	34.4	1,676,464	37.4	1,807,177	40.1

Commercial real estate and multi-family residential loans:
Construction and land development loans	402,583	9.2	370,906	8.3	359,948	8.0
Owner occupied loans	672,903	15.5	669,390	14.9	576,213	12.8
Nonowner occupied loans	606,096	13.9	605,640	13.5	554,572	12.3
Multifamily loans	300,449	6.9	301,385	6.7	290,566	6.4
Total commercial real estate and multi-family residential loans	1,982,031	45.5	1,947,321	43.4	1,781,299	39.5

Agri-business and agricultural loans:
Loans secured by farmland	167,314	3.8	154,826	3.5	153,774	3.4
Loans for agricultural production	179,338	4.1	192,341	4.3	198,277	4.4
Total agri-business and agricultural loans	346,652	7.9	347,167	7.8	352,051	7.8

Other commercial loans	85,356	2.0	86,477	1.9	110,833	2.5
Total commercial loans	3,916,724	89.8	4,057,429	90.5	4,051,360	89.9

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	169,653	3.9	161,573	3.6	169,897	3.8
Open end and junior lien loans	162,327	3.7	157,492	3.5	174,300	3.9
Residential construction and land development loans	12,505	0.3	9,221	0.2	11,164	0.2
Total consumer 1-4 family mortgage loans	344,485	7.9	328,286	7.3	355,361	7.9

Other consumer loans	100,771	2.3	99,052	2.2	98,667	2.2
Total consumer loans	445,256	10.2	427,338	9.5	454,028	10.1
Subtotal	4,361,980	100.0%	4,484,767	100.0%	4,505,388	100.0%
Less: Allowance for credit losses (1)	(71,713)		(71,844)		(59,019)
Net deferred loan fees	(8,271)		(10,136)		(14,856)
Loans, net	$4,281,996		$4,402,787		$4,431,513

(1)Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	June 30, 2021	March 31, 2021	June 30, 2020
Noninterest bearing demand deposits	$1,743,000	$1,604,068	$1,425,901
Savings and transaction accounts:
Savings deposits	358,568	357,791	274,078
Interest bearing demand deposits	2,333,758	2,261,232	1,774,217
Time deposits:
Deposits of $100,000 or more	740,484	777,460	907,095
Other time deposits	218,854	229,419	262,136
Total deposits	$5,394,664	$5,229,970	$4,643,427
FHLB advances and other borrowings	75,000	75,000	110,500
Total funding sources	$5,469,664	$5,304,970	$4,753,927

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended June 30, 2021			Three Months Ended March 31, 2021			Three Months Ended June 30, 2020
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,474,844	$42,342	3.80%	$4,554,183	$43,461	3.87%	$4,437,843	$42,649	3.87%
Tax exempt (1)	12,839	128	4.00	13,043	131	4.07	22,568	272	4.85
Investments: (1)
Available-for-sale	955,242	5,811	2.44	772,247	4,984	2.62	621,134	4,442	2.88
Short-term investments	2,305	0	0.00	2,206	1	0.18	79,446	29	0.15
Interest bearing deposits	479,571	135	0.11	296,523	87	0.12	51,994	35	0.27
Total earning assets	$5,924,801	$48,416	3.28%	$5,638,202	$48,664	3.50%	$5,212,985	$47,427	3.66%
Less: Allowance for credit losses (4)	(72,222)			(70,956)			(56,005)
Nonearning Assets
Cash and due from banks	68,798			70,720			57,157
Premises and equipment	59,848			59,278			60,815
Other nonearning assets	190,202			190,117			179,656
Total assets	$6,171,427			$5,887,361			$5,454,608

Interest Bearing Liabilities
Savings deposits	$359,484	$71	0.08%	$330,069	$61	0.07%	$264,250	$59	0.09%
Interest bearing checking accounts	2,428,524	1,700	0.28	2,182,164	1,495	0.28	1,842,373	1,544	0.34
Time deposits:
In denominations under $100,000	224,025	545	0.98	235,271	648	1.12	271,064	1,216	1.80
In denominations over $100,000	741,466	1,574	0.85	793,470	2,014	1.03	957,502	4,365	1.83
Miscellaneous short-term borrowings	0	0	0.00	1,517	7	1.87	10,852	45	1.67
Long-term borrowings and subordinated debentures	75,000	74	0.40	75,000	73	0.39	75,000	74	0.40
Total interest bearing liabilities	$3,828,499	$3,964	0.42%	$3,617,491	$4,298	0.48%	$3,421,041	$7,303	0.86%
Noninterest Bearing Liabilities
Demand deposits	1,633,686			1,566,045			1,361,643
Other liabilities	45,249			50,496			59,611
Stockholders' Equity	663,993			653,329			612,313
Total liabilities and stockholders' equity	$6,171,427			$5,887,361			$5,454,608
Interest Margin Recap
Interest income/average earning assets		48,416	3.28		48,664	3.50		47,427	3.66
Interest expense/average earning assets		3,964	0.27		4,298	0.31		7,303	0.56
Net interest income and margin		$44,452	3.01%		$44,366	3.19%		$40,124	3.10%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $791,000, $687,000 and $596,000 in the three-month periods ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively.
(2)Loan fees are included as taxable loan interest income. Net loan fees attributable to PPP loans were $2.76 million and $4.15 million for the three months ended June 30, 2021 and March 31, 2021, respectively. All other loan fees were immaterial in relation to total taxable loan interest income for the periods presented.
(3)Nonaccrual loans are included in the average balance of taxable loans.
(4)Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Reconciliation of Non-GAAP Financial Measures

The allowance for credit losses (1) to loans, excluding PPP loans and total individually analyzed and watch list loans to total loans, excluding PPP loans, are non-GAAP ratios that management believes are important because they provide better comparability to prior periods. PPP loans are fully guaranteed by the SBA and have not been allocated for within the allowance for loan losses (1).

A reconciliation of these non-GAAP measures is provided below (dollars in thousands).

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Total Loans	$4,353,709	$4,474,631	$4,490,532
Less: PPP Loans	194,212	396,723	554,636
Total Loans, Excluding PPP Loans	4,159,497	4,077,908	3,935,896

Allowance for Credit Losses (1)	$71,713	$71,844	$59,019

Credit Loss Reserve to Total Loans (1)	1.65%	1.61%	1.31%
Credit Loss Reserve to Total Loans, Excluding PPP Loans (1)	1.72%	1.76%	1.50%

	Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Total Loans	$4,353,709	$4,474,631	$4,490,532
Less: PPP Loans	194,212	396,723	554,636
Total Loans, Excluding PPP Loans	4,159,497	4,077,908	3,935,896

Total Individually Analyzed and Watch List Loans	$260,542	$271,332	$208,190

Total Individually Analyzed and Watch List Loans to Total Loans	5.98%	6.06%	4.64%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans	6.26%	6.65%	5.29%

(1)Beginning January 1, 2021 calculation is based on the current expected credit loss methodology.  Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pretax pre-provision earnings are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value including only earning assets as meaningful to an understanding of the company’s financial information.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Six Months Ended
	Jun. 30, 2021	Mar. 31, 2021	Jun. 30, 2020	Jun. 30, 2021	Jun. 30, 2020
Total Equity	$677,471	$651,668	$620,892	$677,471	$620,892
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,176	1,176	1,181	1,176	1,181
Tangible Common Equity	673,677	647,874	617,103	673,677	617,103

Assets	$6,232,914	$6,016,642	$5,441,092	$6,232,914	$5,441,092
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,176	1,176	1,181	1,176	1,181
Tangible Assets	6,229,120	6,012,848	5,437,303	6,229,120	5,437,303

Ending common shares issued	25,473,437	25,473,437	25,412,014	25,473,437	25,412,014

Tangible Book Value Per Common Share	$26.45	$25.43	$24.28	$26.45	$24.28

Tangible Common Equity/Tangible Assets	10.81%	10.77%	11.35%	10.81%	11.35%

Net Interest Income	$43,661	$43,679	$39,528	$87,340	$78,382
Plus: Noninterest income	11,340	12,557	11,169	23,897	21,946
Minus: Noninterest expense	(26,648)	(26,746)	(21,079)	(53,394)	(43,168)

Pretax Pre-Provision Earnings	$28,353	$29,490	$29,618	$57,843	$57,160

Net interest margin on a fully-tax equivalent basis, net of PPP loan impact, is a non-GAAP measure that management believes is important because it provides for better comparability to prior periods. Because PPP loans have a low fixed interest rate of 1.0% and because the accretion of net loan fee income can be accelerated upon borrower forgiveness and repayment by the SBA, management is actively monitoring net interest margin on a fully tax equivalent basis with and without PPP loan impact for the duration of this program.

A reconciliation of this non-GAAP financial measure is provided below (dollars in thousands).

Impact of Paycheck Protection Program on Net Interest Margin FTE

	Three Months Ended			Six Months Ended
	Jun. 30, 2021	Mar. 31, 2021	Jun. 30, 2020	Jun. 30, 2021	Jun. 30, 2020
Total Average Earnings Assets	$5,924,801	$5,638,202	$5,212,985	$5,782,293	$4,975,358
Less: Average Balance of PPP Loans	(348,026)	(402,730)	(457,757)	(375,226)	(228,878)
Total Adjusted Earning Assets	5,576,775	5,235,472	4,755,228	5,407,067	4,746,480

Total Interest Income FTE	$48,416	$48,664	$47,427	$97,080	$98,455
Less: PPP Loan Income	(3,652)	(5,166)	(3,029)	(8,818)	(3,029)
Total Adjusted Interest Income FTE	44,764	43,498	44,398	88,262	95,426

Adjusted Earning Asset Yield, net of PPP Impact	3.22%	3.37%	3.76%	3.29%	4.04%

Total Average Interest Bearing Liabilities	$3,828,499	$3,617,491	$3,421,041	$3,617,491	$3,373,027
Less: Average Balance of PPP Loans	(348,026)	(402,730)	(457,757)	(375,226)	(228,878)
Total Adjusted Interest Bearing Liabilities	3,480,473	3,214,761	2,963,284	3,242,265	3,144,149

Total Interest Expense FTE	$3,964	$4,298	$7,303	$8,262	$18,888
Less: PPP Cost of Funds	(162)	(248)	(285)	(465)	(285)
Total Adjusted Interest Expense FTE	3,802	4,050	7,018	7,797	18,603

Adjusted Cost of Funds, net of PPP Impact	0.27%	0.31%	0.59%	0.29%	0.79%

Net Interest Margin FTE, net of PPP Impact	2.95%	3.06%	3.17%	3.00%	3.25%

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